SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 11, 2005

(Date of Report)

(Date of Earliest Event Reported)

Central European Distribution Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24341	54-1865271
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (610) 660-7817

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 11, 2005 (the “Execution Date”), we and our wholly-owned subsidiary, Carey Agri International-Poland Sp. z o.o. (“Carey Agri”), entered into a definitive Share Purchase Agreement (the “Share Purchase Agreement”) with the State Treasury of the Republic of Poland to purchase 61% of the outstanding capital stock of Polmos Bialystok S.A. (“Bialystok”), a company organized under the laws of the Republic of Poland, for a total purchase price of PLN 1.06 billion (approximately $312 million based on the then-current exchange rate) (the “Bialystok Acquisition”). The Bialystok Acquisition is subject to the approval of the President of the Polish Competition and Consumer Protection Office and the Polish Securities and Stock Exchange Commission.

On the Execution Date, Carey Agri deposited with the State Treasury PLN 100.0 million (approximately $29 million based on the then-current exchange rate) (the “Deposit”), as provided for in the Share Purchase Agreement. At closing, the Deposit will be credited towards the total purchase price. If the Bialystok Acquisition does not close within six months after the Execution Date for reasons which are not attributable to us, the Deposit will be returned to us. If, however, the closing does not occur within six months after the Execution Date as the direct result of our actions, including our inability to fund the purchase price, we will forfeit the Deposit to the State Treasury.

Funds for the Deposit were obtained by borrowing under credit facilities with Fortis Bank Polska S.A. (“Fortis”) and BRE Bank S.A. (“BRE”). Carey Agri drew PLN 50.0 million on a credit facility with Fortis. The interest rate on amounts drawn under this facility is one month Warsaw Inter-Bank Offer Rate (“WIBOR”) plus 1% per annum. The maturity date is July 31, 2005. The Company believes that the facility will be rolled over on the same terms at the due date for an additional three months.

Carey Agri drew the remaining PLN 50.0 million on a credit facility with BRE Bank S.A. The interest rate on amounts drawn under this facility is one month WIBOR plus 0.7% per annum (subject to adjustment to 1% per annum if Carey Agri does not maintain a monthly flow of funds on its current accounts in the amounts agreed). The facility has a maturity date of June 30, 2006, and is secured with a blank promissory note issued by Carey Agri.

The Share Purchase Agreement provides that Carey Agri is to make investment commitments of at least PLN 77.5 million (approximately $23 million based on the then-current exchange rate) during the five years after the Bialystok Acquisition is consummated and to render technical support and pass on necessary know-how to Bialystok. Until Carey Agri fulfills its investment commitments and certain other of its obligations, Carey Agri has agreed not to sell any shares in Bialystok for at least five years following the acquisition. We have agreed to retain ownership of all shares in Carey Agri for five years following the acquisition.

In the Share Purchase Agreement, Carey Agri has agreed to maintain Bialystok as a Warsaw Stock Exchange listed company for three years after closing. This requirement may be satisfied by our listing on the Warsaw Stock Exchange (which would be in addition to our current listing on the Nasdaq National Market), provided that the market value of the free float shares is at least PLN 300 million (approximately $88.5 million based on the then-current exchange rate).

We and Carey Agri have agreed that employees employed by Bialystok as of the closing on the basis of employment contracts concluded for unspecified periods of time (other than members of the Management Board of Bialystok) will remain employed with Bialystok for 10 years following the closing, subject to a list of exceptions, including, without limitation, retirement, disability, expiration of employment contracts, and termination by the employee.

The Share Purchase Agreement provides that no later than November 10, 2006, which date is three months following the expiry of a statutory period during which employees and farmers may purchase Bialystok shares free of charge pursuant to the terms of the Privatization Act of Poland, Carey Agri must make an offer to buy all of the outstanding shares that have not been so acquired at a price per share indexed to the Polish Consumer Price Index for the period commencing in the month of the closing of the Bialystok Acquisition and ending in the month prior to the acquisition of such shares. Carey Agri’s offer must remain open for five years and the State Treasury may choose to accept it in whole or in part.

In the event that Carey Agri does not comply with certain of its obligations under the Share Purchase Agreement, it is obligated to pay significant fees to the Ministry of the State Treasury.

The foregoing description of the Share Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this current report by reference. A copy of our press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

2.1	Share Purchase Agreement, dated July 11, 2005, by and among the State Treasury of the Republic of Poland, Carey Agri International-Poland Sp. z o.o. and Central European Distribution Corporation

99.1	Press release, dated July 11, 2005, titled “CEDC Announces It Has Signed Share Purchase Agreement With Polish Treasury Ministry to Acquire 61% of Polmos Bialystok”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2005	Central European Distribution Corporation

	By:	/s/ James Archbold
	Name:	James Archbold
	Its:	Secretary